Pep Boys Appoints James A. Mitarotonda Chairman

and Michael R. Odell to the Board

PHILADELPHIA - July 16, 2008 - The Pep Boys - Manny, Moe & Jack (NYSE: PBY), the nation's leading automotive aftermarket retail and service chain, today appointed James A. Mitarotonda non-executive Chairman of the Board of Directors. Mr. Mitarotonda succeeds William Leonard, who resigned from the Board for personal reasons.

In addition, Interim Chief Executive Officer Michael R. Odell was appointed to the Board of Directors. Mr. Odell has been serving as Pep Boys' Interim CEO since April 23, 2008.

Mr. Mitarotonda said, "I am pleased to accept the responsibility of chairing the Board as Pep Boys strives to be the automotive solutions provider of choice for the value-oriented customer. On behalf of all of our Directors, I also want to welcome Mike Odell to the boardroom. He and his leadership team have the Board's full support. Finally, the Board would like to thank Bill Leonard for his stewardship of Pep Boys. During his tenure, he has served Pep Boys faithfully in whatever capacity was needed."

Mr. Leonard said, "I am grateful for having had the opportunity to serve Pep Boys over the last six years as a Director, Interim CEO and Chairman."

Mr. Mitarotonda, 53, has served on Pep Boys' Board since August 2006 and is the Chairman of the Board and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991. He is also a member of the Board of Directors of A. Schulman, Inc. and Griffon Corporation. Collectively with the other members of a Schedule 13D reporting group, Barington is Pep Boys' largest shareholder.

Mr. Odell, 45, joined Pep Boys in September 2007 as Executive Vice President and Chief Operating Officer after spending 13 years at Sears Holdings Corp. His last position at Sears was as Executive Vice President and General Manager of Sears Retail & Specialty Stores, a $26 billion business with 1,900 locations.

About Pep Boys

Pep Boys has over 560 stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

###

Contact Information

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, CFO, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588